Exhibit 99.1

EVI Industries Reports Record First Fiscal Quarter Results, Highlighting Earnings Growth and Continued Progress Across Its Businesses

Service momentum and improved operating leverage validate, and continued customer-focused investments extend, a disciplined long-term buy-and-build strategy

Miami, Florida – Monday, November 9, 2026 – EVI Industries, Inc. (NYSE American: EVI) announced today its results for the first quarter of fiscal 2027 (the quarter ended September 30, 2026), and provided updates on its operating performance, customer service and modernization initiatives, long-term buy-and-build strategy, and new consumer garment care services division.  The quarter reflected progress in EVI’s efforts to improve the earnings capacity of its existing businesses while continuing to build the infrastructure and service capabilities, and develop the talent, needed to drive and support growth.

First Fiscal Quarter Financial Highlights (compared with the first quarter of fiscal 2026)

■	Revenue increased 4.3% to a record $112.9 million;
■	Gross profit increased 12% to a record $38.0 million, and gross margin expanded from 31.3% to a record 33.7%;
■	Operating income increased 75% to a record $6.2 million;
■	Net income increased 108% to a record $3.8 million, and net income margin expanded from 1.7% to 3.4% of revenues;
■	Adjusted EBITDA increased 47% to a record $9.9 million, and adjusted EBITDA margin expanded from 6.2% to a record 8.8%;
■	Operating cash flow increased to $7.8 million, from $1.0 million; and
■	Net debt was $76.7 million at September 30, 2026, compared to $44.2 million at June 30, 2026.
■	Commercial Laundry Segment:
ο	Operating income increased 38% to $11.3 million, or 10.2% of the segment’s revenues;
ο	EBITDA increased 33% to $13.4 million; and
ο	EBITDA margin expanded from 9.3% to 12.1% of the segment’s revenues, including the benefit of approximately $0.5 million of tariff refunds received during the first quarter of fiscal 2027.

Henry M. Nahmad, EVI’s Chairman and Chief Executive Officer, commented: “Our results this quarter belong to the people across EVI who answer the call when a customer’s equipment goes down, deliver the right part the first time and see complex installations through to completion. That work is why customers keep coming back, and it is increasingly showing up in our earnings. This quarter also opened a new chapter as we welcomed the Sudsies team to EVI, and I am excited about what we can build together in consumer garment care services.”

A Durable Business Built Around Long-Term Customer Relationships

Thoughtfully designed facilities, the right equipment, quality installations and well-maintained machinery are essential to the hotels, hospitals, healthcare facilities, laundromats, industrial laundries and other businesses EVI serves. Its customers depend on them every day to keep their operations running. The ongoing need to operate, maintain and ultimately replace that equipment is expected to continue to create opportunities for long-term customer relationships.

EVI’s role extends well beyond selling equipment. Its businesses advise customers on equipment selection and facility design, manage installations and complex projects, provide maintenance and repair services, and supply parts and other products used in daily operations. Management believes the breadth and national reach of these capabilities distinguish EVI from traditional equipment-focused distributors and would be difficult to replicate. This model is designed to earn customer relationships that extend beyond the initial equipment transaction.

Consolidated revenue increased 4.3% during the quarter ended September 30, 2026 compared to the same period of the prior fiscal year, including 2.9% growth in commercial laundry revenue and approximately $1.6 million of revenue from the first month of consumer garment care operations following the acquisition of Sudsies, Inc. on September 1, 2026, which marked EVI’s entry into the consumer garment care services industry. Within commercial laundry, growth was led by parts, service and installation activities, the work that supports customers throughout the operating lives of their equipment. This more favorable revenue mix, together with meaningfully improved profitability in field service, accounted for the majority of the quarter’s increase in gross profit.

While service and installation activities led growth this quarter, equipment demand indicators remain constructive. The equipment order backlog at September 30, 2026 increased compared to June 30, 2026, and customers are increasingly selecting higher-capacity equipment, in many cases selecting fewer, larger machines to meet their capacity needs. This customer preference, together with the timing of larger projects delivered on customers’ schedules, may affect unit volumes, equipment revenue and gross margin in a given quarter. Management believes sales of higher-capacity equipment continue to deliver attractive profitability for EVI, both at the time of sale and over the life of the equipment through the ongoing parts and service needs it generates.

The Earnings Power of a Larger and More Capable Enterprise

A central objective of EVI’s modernization and operating initiatives is to convert more of its revenue and gross profit into operating earnings over time. This quarter, approximately $2.7 million of a $4.1 million increase in gross profit reached operating income, and $3.2 million reached adjusted EBITDA.  EVI is achieving this operating leverage while reinvesting a portion of gross profit in recruiting and developing the next generation of leaders, sales professionals and service technicians. These investments take time to reach full productivity, moderating near-term margins but strengthening future selling capacity, service coverage, leadership depth and organic growth.

Operating Margins Today — and What Closes the Gap

Management remains focused on its previously stated long-term objective of double-digit consolidated operating margins. Progress will depend on higher productivity, a growing contribution from service and related activities, disciplined expense management and a larger earnings base.  The commercial laundry segment is making meaningful progress, with segment operating margin of 10.2% and segment EBITDA margin of 12.1%. Because those results must also fund shared resources that support long-term growth, including acquisitions, technology and specialized expertise, achieving double-digit consolidated margins will require further improvement across the businesses. EVI’s modernization and optimization initiatives are designed to help EVI achieve these goals. As EVI grows, management expects those investments to be leveraged across a larger revenue base, while continued operating improvements provide an additional path to margin expansion.

Turning Scale into Advantage Through People, Processes, and Technology

EVI is investing in people, processes and technology to increase productivity and elevate the customer experience. Better service can win new customers and keeps existing ones coming back. Commercial laundry operators depend on quick answers, accurate parts and dependable technicians because downtime disrupts their operations and their customers.

EVI has built what management believes is a distinctive combination in its industry: a national field service network supported by modern enterprise systems. During the quarter, EVI’s field service operations completed approximately 31,000 appointments for nearly 12,000 unique customers, using substantially deployed enterprise resource planning, field service and business intelligence systems. With that infrastructure in place, the focus has shifted to improving scheduling and access to parts and service information, bringing greater consistency to everyday processes and equipping technicians and operating teams to serve customers more efficiently.

Service revenue increased and service gross profit improved significantly compared with the prior-year quarter, an encouraging indicator of progress across the service business. Management believes EVI’s model, which pairs local customer relationships and decision-making with shared technology, training and analytical capabilities, is difficult to replicate in a fragmented industry where many successful local companies lack the resources to build those capabilities on their own. As those capabilities are adopted across a growing enterprise, management expects them to support further productivity gains, new customer relationships and repeat business.

Buy-and-Build Strategy Drives Long-Term Development

Since 2016, EVI has pursued a buy-and-build strategy based on partnering with established businesses led by people with deep industry knowledge and customer relationships. The objective is not to complete the greatest number of acquisitions in a given quarter. It is to find businesses that fit the Company’s culture and operating philosophy, invest responsibly, preserve entrepreneurial decision-making, and support their development.

Once a company joins EVI, much of the work is just beginning. Developing talent, expanding service capabilities, improving customer processes, enhancing procurement and deploying technology require consistency and patience, and the strongest benefits are often not visible in an acquired company’s first several quarters. EVI believes the cumulative impact of these efforts can create value both within each business and across the organization.

Following the end of the quarter, EVI acquired West Palm Beach, Florida-based Commercial Laundry Equipment (“CLZ”), a second-generation, family-owned distributor of commercial laundry products and provider of installation and maintenance services. CLZ expands EVI’s presence in Florida and adds an experienced team of 18 employees with longstanding customer relationships.

EVI continues to explore potential acquisitions in both commercial laundry and consumer garment care services. Management remains selective, evaluating each opportunity for business quality, leadership, cultural fit, capital requirements and potential for long-term development. EVI believes returns from thoughtfully developing the businesses it already owns are as important as the pace of future acquisitions.

Building a Second Growth Platform: Consumer Garment Care Services

On September 1, 2026, EVI completed its acquisition of Sudsies, establishing a consumer garment care services division and extending the Company’s long-term model into a complementary area of the laundry industry. Sudsies provides an established operating foundation with a focus on quality, convenience and customer service.

The consumer garment care market is fragmented and characterized by recurring customer needs. EVI sees an opportunity to apply principles that have guided its commercial laundry strategy: partner with capable operators, maintain a service-oriented culture, and invest in people, processes and technology to support sustainable development. Although the end customer and service model differ from commercial laundry distribution, management believes the same commitment to operating excellence, customer loyalty and disciplined capital allocation is relevant.

The Company intends to develop this business deliberately. Its priorities include supporting the Sudsies team, learning from its operating model, maintaining a high standard of customer service and evaluating opportunities for thoughtful expansion. Management believes a strong foundation and disciplined integration are more important than rapidly increasing the size of the new division.  Results in the division’s first month also reflected seasonal patterns in the business and investments EVI is making in back-office personnel and support functions to prepare for future acquisitions, and management expects these investments to be absorbed over time as the division scales.

Cash Flow, Financial Strength, and Capital Allocation

The Company generated approximately $7.8 million of cash from operating activities during the quarter ended September 30, 2026, compared with approximately $1.0 million in the prior-year period. Operating cash generation helps provide financial flexibility as EVI invests in its existing operations, supports customers and evaluates further acquisitions.

Net debt was approximately $76.7 million at September 30, 2026, compared to $44.2 million at June 30, 2026. The approximately $32.5 million increase primarily reflected borrowings in connection with the Sudsies acquisition, partially offset by operating cash generated during the quarter. Management believes EVI maintains ample liquidity, including availability under its revolving credit facility, to pursue acquisition opportunities and, to the extent deemed necessary or advisable, may seek additional capital resources to fund its strategic growth plans, including acquisitions and other strategic transactions. EVI remains focused on balancing these opportunities with prudent leverage and financial flexibility.

Tariff Impacts and the Operating Environment

EVI continues to monitor trade policy, tariffs, supplier costs and other conditions that can affect equipment pricing, product availability and customer purchasing decisions. The Company works with its suppliers and customers to manage these changes while maintaining service levels and the competitiveness of its offerings. Management believes the essential nature of the products and services EVI provides, its relationships with established manufacturers and its broad customer base will continue to support the business over time, while acknowledging that cost pressures and project timing may affect results in individual periods.  During the first quarter of fiscal 2027, EVI received approximately $0.5 million of refunds of previously paid tariffs, which were recorded as a reduction to cost of sales.

Looking Ahead

Mr. Nahmad added: “Our strategy requires patience because creating a better business takes more than capital. It takes trusted relationships, capable people, good systems and consistent execution. We have invested in those foundations through periods when the full financial benefit was not yet visible. This quarter is encouraging, but we are not declaring the work finished. We will continue to invest with discipline, improve the experience we provide to customers and pursue acquisitions when we believe they can create value. We measure our progress over years, not by the number of transactions or the results of any single quarter.”

Earnings Call and Additional Information

The Company has provided a pre-recorded earnings conference call, including a business update, which can be accessed under “Financial Info” in the “Investors” section of the Company’s website at www.evi-ind.com. For additional information regarding the Company’s results for the quarter ended September 30, 2026, investors should refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, as filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measures of adjusted EBITDA and segment EBITDA. EVI defines adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and stock compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Stock Compensation. EVI defines segment EBITDA as segment operating income plus segment depreciation and amortization. Segment operating income excludes stock compensation and unallocated corporate expenses, which are presented separately in the attached segment reconciliation tables. Commercial laundry segment EBITDA refers to the segment EBITDA of EVI’s commercial laundry segment.

EVI considers adjusted EBITDA and segment EBITDA to be important indicators of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. EVI believes segment EBITDA assists investors in evaluating the operating performance of each of its segments between periods.

Reconciliations of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and of segment EBITDA to segment operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, are included in the financial information accompanying this press release. Adjusted EBITDA and segment EBITDA should not be considered as alternatives to net income, operating income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. These measures may not be comparable to similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc. (NYSE American: EVI), through its subsidiaries, operates in the commercial laundry distribution and consumer garment care services industries. EVI’s commercial laundry businesses sell or lease equipment, supply parts and accessories, and provide design, installation, maintenance, repair and related services to commercial, industrial, institutional, governmental and retail customers. EVI’s consumer garment care operations provide cleaning, pressing, alteration, restoration and related services for apparel and household textiles through retail and pickup-and-delivery operations. The Company pursues a long-term buy-and-build strategy focused on developing businesses, investing in people and capabilities, and creating shareholder value.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “could,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; economic uncertainty, including as it relates to governmental measures such as the imposition of tariffs and their effect on the pricing and demand for, and availability of, the Company’s products, global trading markets, credit markets, industry conditions, economic conditions generally or otherwise on the Company and its business and results, including that a weakening of the U.S. dollar would result in increased costs, which in turn would negatively affect the Company’s operating results; industry conditions and trends; credit market volatility; risks related to supply chain delays and disruptions and their impact on the Company’s business and results, including the Company’s ability to deliver products and services to its customers on a timely basis; risks relating to inflation and other price increases (including due to the imposition of tariffs), and their impact on the Company’s costs and results (including that, if desired, the Company may not be able to successfully increase the price of its products and services to offset such costs, in whole or in part, and that price increases may result in reduced demand for the Company’s products and services); risks related to interest rate increases, including the impact thereof on the cost of the Company’s indebtedness and the Company’s ability to raise capital if deemed necessary or advisable; risks associated with international relations and international hostilities, and the impact thereof on economic conditions; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s buy-and-build strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic transactions, integration risks, risks related to indebtedness incurred by the Company in connection with the financing of acquisitions and other strategic transactions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or other strategic transactions (or for other purposes), risks related to the business, results, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions may not be met, and risks related to the accounting for acquisitions; risks related to the Company’s new consumer garment care services division, including that the Company’s expansion into the consumer garment care services industry may not be successful, operational risks, risks related to the size of, and opportunity within, the consumer garment care services industry, including its total addressable market, risks related to the Company’s strategy for growing and scaling its consumer garment care services division, including through acquisitions and organic growth initiatives, including risks related to the applicability and success of the Company’s buy-and-build strategy in the consumer garment care services industry, and the Company’s ability to realize the anticipated strategic and financial benefits of the division; risks that investments, initiatives and expenses, including, without limitation, investments in acquired businesses, employees and other strategic, optimization and technology initiatives (including those described in this press release), and other investments, initiatives and expenses, may not result in the benefits anticipated, including that they may not have a positive impact on the Company’s margins or other results to the extent anticipated or at all, and they may be more costly than anticipated; the impact of measures which the Company may take from time to time in connection with its expansion efforts and pursuit of market share growth, including that they may not be successful and may adversely impact the Company’s gross margin and other financial results; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for qualified employees, including that the Company may not be successful in recruiting or retaining employees; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; risks of cybersecurity threats or incidents, including the potential misappropriation or use of assets or confidential information, corruption of data or operational disruptions; risks that equipment sales may not result in the ancillary benefits anticipated, including that they may not lead to increases in customers (or a stronger relationship with customers) or higher gross margin sales of parts, accessories, supplies, and technical services related to the equipment, and the risk that the benefit of lower gross margin equipment sales under longer-term contracts will not outweigh the possible short-term impact to gross margin; the risk that the Company’s service operations may not expand; and orders in the Company’s backlog may not ultimately be fulfilled. Reference is also made to the other economic, competitive, governmental, technological and other risks and factors discussed in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

	Unaudited	Unaudited
	3-Months	3-Months
	Ended	Ended
	9/30/2026	9/30/2025
Revenues	$112,948	$108,269
Cost of Sales	74,908	74,377
Gross Profit	38,040	33,892
SG&A	31,812	30,330
Operating Income	6,228	3,562
Interest Expense, net	1,018	916
Income before Income Taxes	5,210	2,646
Provision for Income Taxes	1,363	799
Net Income	$3,847	$1,847

Net Earnings per Share
Basic	$0.25	$0.12
Diluted	$0.24	$0.11

Weighted Average Shares Outstanding
Basic	12,886	12,768
Diluted	13,288	13,656

EVI Industries, Inc.

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	Unaudited
	9/30/2026	6/30/2026
Assets
Current assets
Cash	$8,263	$6,774
Accounts receivable, net	62,481	56,797
Inventories, net	70,265	66,271
Vendor deposits	1,407	1,267
Contract assets	970	632
Other current assets	10,396	9,258
Total current assets	153,782	140,999
Equipment and improvements, net	23,323	20,099
Operating lease right of use assets	16,968	10,685
Intangible assets, net	43,170	28,859
Goodwill	113,580	93,934
Other assets	9,672	9,919
Total assets	$360,495	$304,495

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$54,010	$47,577
Accrued employee expenses	15,753	14,511
Customer deposits	23,394	20,094
Contract liabilities	155	—
Current portion of operating lease liabilities	5,120	3,899
Total current liabilities	98,432	86,081
Deferred tax liabilities, net	8,950	9,081
Long-term operating lease liabilities	13,454	8,190
Long-term debt	85,000	51,000
Total liabilities	205,836	154,352

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	331	329
Additional paid-in capital	118,022	116,690
Treasury stock	(7,364)	(6,699)
Retained earnings	43,670	39,823
Total shareholders' equity	154,659	150,143
Total liabilities and shareholders' equity	$360,495	$304,495

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	For the three months ended
	9/30/2026	9/30/2025
Operating activities:
Net income	$3,847	$1,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,353	1,949
Provision for expected credit losses	209	218
Non-cash lease expense, net	(14)	(14)
Stock compensation	1,334	1,241
Inventory reserve	434	321
Benefit for deferred income taxes	(131)	(64)
Other	—	155
(Increase) decrease in operating assets:
Accounts receivable	(5,773)	(3,212)
Inventories	(4,428)	(9,486)
Vendor deposits	(140)	(1,321)
Contract assets	(338)	194
Other assets	(627)	(3,036)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	6,378	7,101
Accrued employee expenses	1,242	1,175
Customer deposits	3,300	3,023
Contract liabilities	155	932
Net cash provided by operating activities	7,801	1,023

Investing activities:
Capital expenditures	(2,263)	(1,913)
Cash paid for acquisitions, net of cash acquired	(37,384)	(488)
Net cash used by investing activities	(39,647)	(2,401)

Financing activities:
Proceeds from long-term debt	46,000	15,000
Debt repayments	(12,000)	(17,000)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(665)	(816)
Net cash provided (used) by financing activities	33,335	(2,816)
Net increase (decrease) in cash	1,489	(4,194)
Cash at beginning of period	6,774	8,852
Cash at end of period	$8,263	$4,658

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	For the three months ended
	9/30/2026	9/30/2025
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$856	$1,041
Cash paid during the period for income taxes	$130	$1,565
Supplemental disclosures of non-cash financing activities:
Dividends payable	$—	$4,983

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Stock Compensation (in thousands)

	Unaudited	Unaudited
	3-Months	3-Months
	Ended	Ended
	9/30/2026	9/30/2025
Net Income	$3,847	$1,847
Provision for Income Taxes	1,363	799
Interest Expense, Net	1,018	916
Depreciation and Amortization	2,353	1,949
Stock Compensation	1,334	1,241
Adjusted EBITDA	$9,915	$6,752

The following tables reconcile segment operating income, the most comparable GAAP financial measure, to segment EBITDA.

EVI Industries, Inc.

Segment Earnings before Interest, Taxes, Depreciation and Amortization (in thousands) (unaudited)

Three Months Ended September 30, 2026
	Commercial Laundry	Garment Care Services	Unallocated Corporate	Total
Operating Income (Loss)	$11,303	$114	$(5,189)	$6,228
Depreciation and Amortization	2,146	177	30	2,353
Stock Compensation	—	—	1,334	1,334
Segment EBITDA	$13,449	$291	$(3,825)	$9,915

Three Months Ended September 30, 2025
	Commercial Laundry	Garment Care Services	Unallocated Corporate	Total
Operating Income (Loss)	$8,188	$—	$(4,626)	$3,562
Depreciation and Amortization	1,918	—	31	1,949
Stock Compensation	—	—	1,241	1,241
Segment EBITDA	$10,106	$—	$(3,354)	$6,752

EVI Industries, Inc.

4500 Biscayne Blvd., Suite 340

Miami, Florida 33137

(305) 402-9300

Henry M. Nahmad

Chairman and CEO

(305) 402-9300

Craig Ettelman

Director of Finance and Investor Relations

(305) 402-9300

info@evi-ind.com